Exhibit 99.1

FROM YOUR BOARD OF DIRECTORS

Dear Fellow Stockholders,

Coming into fiscal 2013, we established the following primary goals for the Bank: (1) continuing to improve the asset quality of the Bank; (2) focusing on the Bank's most productive assets and markets and exploiting market opportunities related to those assets and markets; and (3) growing the size and scope of our banking services. We are pleased to announce that in fiscal 2013, Citizens Community Bancorp, Inc.’s financial performance reflects our success in achieving these goals.

Net income in fiscal 2013 increased to $1.0 million or $0.20 per diluted share compared with $206,000 or $0.04 per diluted share in fiscal 2012 and $193,000 or $0.04 per diluted share in fiscal 2011. We believe this three-year comparison is a clear indication of our progress in successfully achieving our goals, including those highlighted above.

As we discussed in last year’s message to shareholders, we expected to continue on our course of strengthening the Company in fiscal 2013, and to add a growth component to the mix – something that has been difficult during the past several years as we focused on “righting the ship” and getting the Bank back on course.  While balance sheet improvements and asset rationalization made a meaningful contribution to Citizens’ bottom line performance, our results also reflect positive top line contributions from growth initiatives and an energized, refocused sales culture, which contributed to year over year growth in loans receivable, deposits and assets.

Looking to the future, in December 2013 we opened a stand-alone full-service banking facility in Rice Lake, Wis., which has been a strong market for us.  We expanded the Bank’s commercial banking capabilities and targeted additional growth opportunities, which are discussed later in this letter.

We expect the positive results of our growth initiatives, and the subsequent contribution to building shareholder value, will be even more evident in the coming fiscal years.  Even so, our progress to date was reflected in key fiscal 2013 value measurements. The Company’s price to tangible book value ratio increased to 68% at September 30, 2013, compared with approximately 56% of tangible book value at the end of fiscal 2012.  Our stock price appreciated 22.88% during fiscal 2013, exceeding the 16.72% growth of the SNL Financial U.S. Bank and Thrift Index over the same period.

In fiscal 2013, we were pleased to once again pay a quarterly cash dividend to shareholders after resolving compliance and capital-related concerns with the Federal Reserve Bank. Throughout fiscal 2014, we expect to communicate to the investment community our progress in continuing to build the Company’s value to its shareholders.

Management and your Board of Directors have worked together to set a course for prudent and strategic growth.  We believe that our strengthened credit and risk management practices have enabled us to hold onto our gains as the volume of non-accrual loans declined during fiscal 2013 and our need to reserve for loan losses continues to move closer to normalized levels. In short, we believe the Bank made significant progress in fiscal 2013 to improve operations and position Citizens for growth and profitability for the future.

Our Operations: Loans, Deposits, and Fee Income

The low interest rate environment and some slowing in mortgage refinancing created a challenging environment for lending and managing our interest rate expense. In last year’s message, we stated that reducing the Bank’s cost of funds by increasing our use of core deposits, including the non-interest bearing and transactional accounts that many small business customers and consumers utilize, would be a high priority for us during fiscal 2013. By eliminating higher-cost certificates of deposit and the strategic use of borrowed funds, the Bank reduced its cost of funds during the year from 139 basis points during fiscal 2012 to 110 basis points during fiscal 2013.

Total interest and dividend income was $24.58 million in fiscal 2013 compared with $27.09 million in fiscal 2012.  However, by reducing interest expense and lowering our provision for loan losses, net interest income increased to $16.12 million in fiscal 2013 compared with $16.05 million in fiscal 2012.  We intend to continue our focus on managing the Bank’s cost of funds, and on the other side of the ledger, we anticipate loan growth will contribute to interest income.

In fiscal 2013, we established a commercial banking and lending platform, which contributed to $11.9 million in new loans for the fiscal twelve months of 2013.  Commercial real estate lending has been a primary focus, and we are conservatively expanding our commercial and industrial (C&I) lending business.  We are rolling out new capabilities such as business on-line services as well as an expansion into agriculture lending and an expanded website for our commercial banking operations. We believe these initiatives will support and further strengthen expanded relationships with business customers.

We have a significant regional role as an indirect lender.  Our purchased loans include used autos and specialty vehicles like boats and RVs, and we continue to grow this business organically and through the selective purchase of consumer loans.  The Bank implemented an automated approval system in fiscal 2013 to make our indirect lending capabilities even more attractive and efficient. Core deposits play an important role in supporting lending activity and contributing to a lower cost of funding.

The Bank’s total deposits at September 30, 2013 rose 6% to $447.4 million compared with $422.1 million at September 30, 2012, with 62% of the growth attributed to retail deposit growth.  This represented good progress, and we believe our expanded commercial banking platform will make a greater contribution to core deposits in fiscal 2014.

Non-interest income in fiscal 2013 was $3.1 million compared with $1.7 million in fiscal 2012.  This growth reflected in part, increased fees from new products and services. Going forward, we anticipate continued growth in non-interest income with the expansion of our commercial banking and residential mortgage operations.

 Stronger Balance Sheet and Credit Quality

Total assets increased to $554.5 million at September 30, 2013 compared with $530.2 million as of the previous fiscal year end, primarily reflecting increased loans and a carefully managed securities portfolio.  As in previous years, a key initiative in fiscal 2013 was to improve the quality and strength of the Bank’s loan portfolio. Non-performing loan balances as of September 30, 2013 decreased $1.9 million or 42.1%, from their balances at September 30, 2012.  We strengthened our loan loss reserves: the Bank’s allowance for loan losses as a percentage of total non-performing loans was 237.0% at September 30, 2013 compared to 127.4% as of fiscal 2012 year end.

The rate of new problem loans slowed dramatically over the course of fiscal 2013, as the Bank’s ratio of non-performing loans to total loans declined to 0.59% at September 30, 2013 compared with 1.05% at September 30, 2012. Credit trends continued to be favorable for the Bank, with net charge-offs in fiscal 2013 declining to 0.62% of average loans.

We were also able to improve balance sheet quality by continuing to trim non-agency mortgage-backed securities (MBS) from our investment portfolio, which had a positive impact on our risk-based regulatory capital. More specifically, our non-agency MBS portfolio decreased from $8.524 million to $1.842 million year over year; a 78.39% reduction. This was a major factor in our risk based capital increasing from 15.4% at September 30, 2012 to 16.3% at September 30, 2013. At September 30, 2013, the Bank’s capital ratios exceeded accepted regulatory standards for a “well capitalized” institution.

Outlook for Fiscal 2014

Our extensive branch network serves markets in Wisconsin, Minnesota and Michigan.  In September 2013, we announced branch closings and the selective sale of assets. We continue to examine opportunities to rationalize our branch network, as we feel there are locations that may not be a good fit with our long-term growth strategy.

Our new Rice Lake facility is an example of the commitment we have to very prudent organic growth. With expanded capabilities and greater freedom to pursue commercial banking opportunities, the Bank has transitioned into a new model as a community bank.  This opens the door to market expansion consistent with our strategic direction.

With many of the asset quality issues behind us, we have the ability to concentrate on growth, strong financial performance, and building shareholder value in fiscal 2014. Although we face the same ongoing interest rate and economic challenges as most banks, we believe our capital strength, asset quality, and expanded suite of product and service capabilities provides an effective platform for retaining customers, building banking relationships, and competing effectively for new business.

Your Bank’s management team and Board of Directors is committed to building stakeholder value through disciplined balance sheet management and profitable growth, and to keeping you apprised of our progress and performance. We thank you for your ongoing support as we continue to profitably build our community bank.

/s/ Richard McHugh                                                                                          /s/ Edward H. Schaefer
Richard McHugh                                                                                                Edward H. Schaefer
Chairman of the Board                                                                                       President and CEO